Exhibit 99.1

Investors Title Company Announces Third Quarter 2019 Financial Results

CHAPEL HILL, N.C.--(BUSINESS WIRE)--November 4, 2019--Investors Title Company today announced its results for the third quarter ended September 30, 2019. Net income attributable to the Company was $8.0 million, or $4.20 per diluted share, versus $10.6 million, or $5.61 per diluted share, for the prior year period. The Company set an all-time quarterly record for net premiums written.

Net premiums written increased 1.9% to $40.2 million, as lower average mortgage interest rates drove an increase in refinance activity, while the level of home sales remained strong as well. Revenue from non-title services increased 41.4%, mainly due to increased revenues associated with like-kind exchanges. Overall, revenues decreased 0.7% to $47.9 million, compared with $48.3 million in the prior year quarter, mainly due to a $2.5 million decrease in revenue associated with changes in the estimated fair value of equity security investments.

Operating expenses increased 6.2% versus the prior year quarter, primarily resulting from higher agent commissions commensurate with the increase in premium volume, and reflecting a higher proportion of agent business relative to direct business. Claims expense was flat with the prior year period, with relatively low levels of claims activity, and continued favorable loss development from prior year activity. Personnel expenses were 4.3% higher than the prior year period due to normal inflationary increases in salaries and benefits.

Income before income taxes decreased 20.2% to $10.0 million for the current quarter versus $12.6 million in the prior year period. Excluding the impact of changes in the estimated fair value of equity security investments, income before income taxes (non-GAAP) was virtually flat versus the prior year quarter (see Appendix A for a reconciliation of GAAP to non-GAAP measures used in this press release).

For the nine months ended September 30, 2019, net income attributable to the Company decreased 7.7% to $20.1 million, or $10.59 per diluted share, versus $21.8 million, or $11.47 per diluted share, for the prior year period. Revenues increased 5.4% to $130.6 million, mainly due to changes in the estimated fair value of equity security investments and an increase in revenues associated with like-kind exchange services. Results for the year-to-date period have been shaped predominantly by the same factors that affected the third quarter, with the exception of a higher provision for claims due to more favorable claims experience in the prior year period.

Chairman J. Allen Fine added, “We are pleased to report that in the third quarter, we set a new record level of net premiums written. Lower interest rates spurred an increased level of refinance activity, while premiums from home sales remained strong in light of continued strength in the U.S. economy. Excluding the impact of unrealized gains in equity securities, revenues (a non-GAAP measure) were up 4.8% over the prior year quarter.”

Investors Title Company’s subsidiaries issue and underwrite title insurance policies. The Company also provides investment management services and services in connection with tax-deferred exchanges of like-kind property.

Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among others, any statements regarding the Company’s expected performance for this year, future home price fluctuations, changes in home purchase or refinance activity and the mix thereof, interest rate changes, expansion of the Company’s market presence, enhancing competitive strengths, positive development in housing affordability, wages, unemployment or overall economic conditions or statements regarding our actuarial assumptions and the application of recent historical claims experience to future periods. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions, including the limited predictive power of historical claims experience; declines in the performance of the Company’s investments; government regulation; changes in the economy; loss of agency relationships, or significant reductions in agent-originated business; difficulties managing growth, whether organic or through acquisitions and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the Securities and Exchange Commission, and in subsequent filings.

Investors Title Company and Subsidiaries Consolidated Statements of Income For the Three and Nine Months Ended September 30, 2019 and 2018 (in thousands, except per share amounts) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues:
Net premiums written	$40,169	$39,422	$103,942	$104,123
Escrow and other title-related fees	2,393	1,812	5,616	5,465
Non-title services	2,539	1,795	7,444	5,083
Interest and dividends	1,156	1,138	3,605	3,381
Other investment income	708	829	2,044	2,279
Net realized investment gains	423	188	1,199	629
Changes in the estimated fair value of equity security investments	406	2,920	6,218	2,626
Other	145	157	550	387
Total Revenues	47,939	48,261	130,618	123,973

Operating Expenses:
Commissions to agents	19,928	18,490	51,261	48,942
Provision for claims	987	997	3,610	155
Personnel expenses	11,576	11,096	34,871	33,234
Office and technology expenses	2,350	2,208	6,803	6,603
Other expenses	3,079	2,910	8,821	8,440
Total Operating Expenses	37,920	35,701	105,366	97,374

Income before Income Taxes	10,019	12,560	25,252	26,599

Provision for Income Taxes	2,067	1,927	5,174	4,873

Net Income	7,952	10,633	20,078	21,726

Net Loss Attributable to Noncontrolling Interests	—	1	—	31

Net Income Attributable to the Company	$7,952	$10,634	$20,078	$21,757

Basic Earnings per Common Share	$4.21	$5.64	$10.63	$11.53

Weighted Average Shares Outstanding – Basic	1,889	1,887	1,888	1,886

Diluted Earnings per Common Share	$4.20	$5.61	$10.59	$11.47

Weighted Average Shares Outstanding – Diluted	1,895	1,897	1,896	1,896

Investors Title Company and Subsidiaries Consolidated Balance Sheets As of September 30, 2019 and December 31, 2018 (in thousands) (unaudited)

	September 30, 2019	December 31, 2018
Assets

Cash and cash equivalents	$43,992	$18,694

Investments:
Fixed maturity securities, available-for-sale, at fair value	85,037	88,957
Equity securities, at fair value	55,785	48,489
Short-term investments	21,714	32,787
Other investments	12,689	12,436
Total investments	175,225	182,669

Premiums and fees receivable	12,630	12,128
Accrued interest and dividends	1,161	946
Prepaid expenses and other receivables	6,676	7,288
Property, net	9,914	10,304
Goodwill and other intangible assets, net	10,401	10,780
Operating lease right-of-use assets	4,619	—
Other assets	1,496	1,459
Total Assets	$266,114	$244,268

Liabilities and Stockholders’ Equity

Liabilities:
Reserve for claims	$31,805	$31,729
Accounts payable and accrued liabilities	27,530	27,735
Operating lease liabilities	4,622	—
Current income taxes payable	142	4,981
Deferred income taxes, net	6,125	4,184
Total liabilities	70,224	68,629

Stockholders’ Equity:
Common stock – no par value (10,000 authorized shares; 1,889 and 1,887 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively, excluding in each period 292 shares of common stock held by the Company's subsidiary)	—	—
Retained earnings	192,695	174,690
Accumulated other comprehensive income	3,195	949
Total stockholders’ equity	195,890	175,639
Total Liabilities and Stockholders’ Equity	$266,114	$244,268

Investors Title Company and Subsidiaries Net Premiums Written By Branch and Agency For the Three and Nine Months Ended September 30, 2019 and 2018 (in thousands) (unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2019	%	2018	%	2019	%	2018	%
Branch	$11,557	28.8	$11,905	30.2	$29,111	28.0	$31,258	30.0

Agency	28,612	71.2	27,517	69.8	74,831	72.0	72,865	70.0

Total	$40,169	100.0	$39,422	100.0	$103,942	100.0	$104,123	100.0

Investors Title Company and Subsidiaries
Appendix A
Non-GAAP Measures Reconciliation
For the Three and Nine Months Ended September 30, 2019 and 2018
(in thousands)
(unaudited)

Management uses various financial and operational measurements, including financial information not prepared in accordance with generally accepted accounting principles ("GAAP"), to analyze Company performance. This includes adjusting revenues to remove the impact of changes in the estimated fair value of equity security investments, which are recognized in net income under GAAP. Management believes that these measures are useful to evaluate the Company's internal operational performance from period to period because they eliminate the effects of external market fluctuations. The Company also believes users of the financial results would benefit from having access to such information, and that certain of the Company’s peers make available similar information. This information should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, and may be different from similarly titled non-GAAP financial measures used by other companies.

The following tables reconcile non-GAAP financial measurements used by Company management to the comparable measurements using GAAP:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Revenues
Total revenues (GAAP)	$47,939	$48,261	$130,618	$123,973
Subtract: Changes in the estimated fair value of equity security investments	(406)	(2,920)	(6,218)	(2,626)
Adjusted revenues (non-GAAP)	$47,533	$45,341	$124,400	$121,347

Income before Income Taxes
Income before income taxes (GAAP)	$10,019	$12,560	$25,252	$26,599
Subtract: Changes in the estimated fair value of equity security investments	(406)	(2,920)	(6,218)	(2,626)
Adjusted income before income taxes (non-GAAP)	$9,613	$9,640	$19,034	$23,973

Contacts

Elizabeth B. Lewter
Telephone: (919) 968-2200